Healthtech Solutions, Inc. Bolsters Management and Board with Two New Appointments

Brad K. Mathis appointed as Chief Operating Officer

Ryan Salomone appointed to Board of Directors

NEW YORK (July 1, 2021) -- via InvestorWire – Healthtech Solutions, Inc. (OTC: HLTT) (“Healthtech” or the “Company”), an innovative portfolio-model life sciences company focused on building impactful solutions for patients and the healthcare system through its subsidiary companies ranging in stage from pre-clinical to commercial growth, announced today that Brad Mathis was named Chief Operating Officer (COO) and Ryan Salomone was appointed to the Board of Directors. Brad Mathis and Ryan Salomone have extensive backgrounds that make them uniquely positioned to bring substantial value to Healthtech.

Brad Mathis brings a diversified skillset to Healthtech, acquired from over 30 years in the pharmaceutical and biotech industry. He most recently served as the Vice President and General Manager of the US Neurology Franchise for Argenx Inc. Prior to Argenx, he held several Vice President and General Manager jobs in the startup biotechnology industry in Neurometabolics, Hematology and Gene Therapy. At Alexion, Brad held multiple positions of increasing responsibility heading up sales, marketing, market access, and training. In addition to his extensive leadership experience, Brad has executed numerous successful product launches, overseeing multiple cross-functional teams, and ensuring critical timebound tactics supported timely product launches. Before joining Alexion, Brad held several positions of increasing responsibility with Amgen, Celgene, Biogen and BMS over a span of 15 years.

“It is an honor to be joining Ned Swanson, MD, and the Healthtech team to identify, develop and accelerate new technologies in the healthcare industry,” stated newly appointed COO Brad Mathis, who continued, “This is truly a rare opportunity to leverage my life’s experience in a role that can positively impact the lives of patients and providers. With over 30 years of biotech commercialization and operations experience, I am positioned to help startup companies develop and mature to bring game changing assets to market. We believe our portfolio model allows us to align synergies across assets while taking advantage of the unique skillsets and experience of our leadership team.”

Ryan Salomone brings an invaluable background to the board of Healthtech, with over 15 years of experience working at Fidelity Institutional Asset Management focused on healthcare investing, most recently as a Senior Healthcare Analyst on the Small Cap Team. Mr. Salomone’s experience at Fidelity is directly applicable to Healthtech’s strategy, including a systematic approach to evaluating new opportunities, leveraging his insights to accelerate portfolio companies, and leaning on his broad network of investment and industry relationships to take Healthtech and its subsidiaries to their full potential. Since leaving Fidelity, Mr. Salomone co-founded Twin Keel Capital, an asset management firm focused on systematically managed investment strategies, where he serves as the chief investment officer (CIO). Ryan’s insights from developing the systematic investing approach at Twin Keel Capital will further bolster the evaluation and diligence processes at Healthtech.

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“I could not be more thrilled to be joining Healthtech’s Board of Directors. Healthtech’s unique model offers the potential for meaningful value creation for both portfolio companies and investors while striving to achieve the ultimate goal of improving patients’ lives,” said newly appointed director Ryan Salomone. “I am humbled to be working with and advising such an accomplished collection of healthcare executives that possess the deep domain knowledge necessary to take innovative healthcare assets to the next level. I am confident that my 16 years of capital market experience cultivating industry relationships and performing deep due diligence, risk assessment, and valuation analysis on healthcare assets will prove to be a material benefit to Healthtech achieving its mission.”

Ned Swanson, MD, CEO of Healthtech commented, “We could not be more thrilled to have Brad Mathis as our COO and Ryan Salomone as a director of Healthtech. Their additions significantly expand our capabilities to accelerate the next advancements in healthcare with the potential to improve the lives of countless individuals. With Brad’s experience leading assets from pre-commercial stage to greater than $1.5 billion in revenue and Ryan’s experience advising funds at Fidelity with greater than $35 billion in assets under management, we know we have the right people to deliver on our vision at Healthtech.”

About Healthtech Solutions Inc.

Healthtech Solutions Inc. is an innovative portfolio-model life sciences company focused on building impactful solutions for patients and the healthcare system through our subsidiary companies ranging in stage from pre-clinical to commercial growth. At Healthtech, we are driven by innovation and people. At the core, our philosophy is that highly motivated people with ambitious goals can achieve breakthroughs with the right organizational support. By identifying and building visionary teams within an ecosystem that fuels their strengths, we believe that we can collectively accelerate the next wave of advancements in healthcare. From our perspective, breakthroughs often occur at the intersection of multiple approaches, so we are agnostic to the solution - therapeutics, devices, diagnostics, digital technology, or a combination. In fact, we hypothesize that some of the most promising breakthroughs will occur at the interface of these traditional silos, which has already begun to occur. Healthcare, illness, and injury are multifactorial, and we believe the solutions often need to be multi-pronged to succeed.

NO OFFER OR SOLICITATION

This communication shall neither constitute an offer to sell nor the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates, and assumptions, and are subject to several risks and uncertainties and other influences, over many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Contacts:

Investors
IR@hltt.tech

Corporate and Media Communications:

inquiries@hltt.tech

844-926-3399

www.healthtech-solutions.com

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